Exhibit 99.1

Soluna Completes Final Conversion and Payoff of Convertible Notes

Soluna Holdings, Inc. (“SHI” or the “Company”), (NASDAQ: SLNH), a developer of green data centers for intensive computing applications including Bitcoin mining and AI, announces the successful completion of a final conversion and payoff of its outstanding convertible notes, following a reprice of the conversion price, eliminating this debt from the company’s balance sheet.

This one-time reprice allowed for a full conversion and payoff in a single transaction of approximately $772,000 in remaining note balances. This is a significant step toward strengthening Soluna’s financial position and providing more flexibility for future growth. By clearing this debt, Soluna can focus its resources on advancing its AI, renewable energy, and high-performance computing solutions.

“We are excited to finalize this important milestone and bring the convertible notes to a close,” said John Belizaire, CEO of Soluna Holdings. “This move allows us to direct our capital formation efforts towards the continued development of our data center projects and growing our pipeline. With this debt cleared, Soluna is in a stronger position to drive forward on our mission of transforming the intersection of AI and renewable energy. I am grateful for the patience and flexibility the convertible noteholders have shown the company over the past 24 months.”

This accomplishment is part of Soluna’s ongoing efforts to position itself as a leader in sustainable, high-performance computing and to simplify its capital structure.

For more information about this financing, please refer to the Company’s upcoming 8-K.

Safe Harbor Statement

This announcement contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “confident” and similar statements. Soluna Holdings, Inc. may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission, in its annual report to shareholders, in press releases and other written materials, and in oral statements made by its officers, directors, or employees to third parties. Statements that are not historical facts, including but not limited to statements about Soluna’s beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, further information regarding which is included in the Company’s filings with the Securities and Exchange Commission. All information provided in this press release is as of the date of the press release, and Soluna Holdings, Inc. undertakes no duty to update such information, except as required under applicable law.

About Soluna Holdings, Inc (SLNH)

Soluna is on a mission to make renewable energy a global superpower using computing as a catalyst. The company designs, develops, and operates digital infrastructure that transforms surplus renewable energy into global computing resources. Soluna’s pioneering data centers are strategically co-located with wind, solar, or hydroelectric power plants to support high-performance computing applications including Bitcoin Mining, Generative AI, and other compute-intensive applications. Soluna’s proprietary software MaestroOS(™) helps energize a greener grid while delivering cost-effective and sustainable computing solutions, and superior returns. To learn more visit solunacomputing.com. Follow us on X (formerly Twitter) at @SolunaHoldings.

Contact Information

Sam Sova

Partner and CEO

SOVA

Sam@letsgosova.com